Exhibit 10.16

[*] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

TECHNOLOGY/SOFTWARE DISTRIBUTION AGREEMENT

This Technology/Software Distribution Agreement (“Agreement”) is made and entered into effective as of January 9th, 2006 by and between WALNUT VENTURES, INC. (“WALNUT”), with a principal place of business located at 222 Kearny Street, Suite 550 San Francisco, CA. 94108, and DIRECT REVENUE, LLC. (“DIRECT REVENUE”) with a principal place of business located at 107 Grand Street, 3d floor, 10013, New York, NY.

RECITALS

DIRECT REVENUE operates web sites and develops and markets the latest generation of advertising software on the Internet (“Direct Revenue Software”). WALNUT develops and markets Internet search software solutions which enhance Internet search capabilities (“Search Software”).

WALNUT and DIRECT REVENUE have agreed to bundle the Search Software with Direct Revenue Software so that the Search Software can be downloaded and distributed to the DIRECT REVENUE user base.

By bundling the products, WALNUT will be able to distribute its software to End Users (as defined at the end of this paragraph) who download Direct Revenue Software through DIRECT REVENUE’s web site or other third party sites (the term “End User” shall mean a sublicensee of the software whose sublicense for the software is for use of the software rather than for distribution or further sublicense).

Therefore, for valuable consideration, receipt of which is acknowledged, WALNUT and DIRECT REVENUE agree as follows:

AGREEMENT

1. Appointment and Grant of License.

Subject to the terms and conditions contained in this Agreement, WALNUT grants to DIRECT REVENUE, during the term of this Agreement, a non-exclusive, non-transferable license (except as set forth below) in the Search Software to use, distribute, and reproduce the software solely in connection with bundling it with the Direct Revenue Software (the “Bundled Search Software”) so that it can be downloaded and used in conjunction with the Direct Revenue software by End Users. DIRECT REVENUE may sublicense the Search Software to its third party distributors in connection with such distributors’ distribution of Bundled Search Software, provided that DIRECT REVENUE shall provide each such distributor with [ * ] provided to DIRECT REVENUE from time to time by WALNUT and shall instruct each distributor that it and any of its subcontractors must [ * ] to the extent [ * ] are relevant to distribution practices and include in any contract between DIRECT REVENUE and any such distributor such [ * ] with the [ * ] to the extent they apply to distribution and provided further that, DIRECT REVENUE acknowledges and agrees that if any third party distributor [ * ], such [ * ] by DIRECT REVENUE solely for [ * ] purposes of Section [ * ]. DIRECT REVENUE covenants that it will take action to comply, with the [ * ] as found [ * ] as of the date of this Agreement (the “[ * ]”). Upon receipt of a new or revised version of [ * ] from WALNUT, DIRECT REVENUE may, upon a reasonable good faith determination by DIRECT REVENUE that [ * ] will be materially more burdensome to comply with than [ * ] and that DIRECT REVENUE will not be able to comply with [ * ], provide written notice to WALNUT of such determination. Upon receipt of such notice by WALNUT, DIRECT REVENUE and its distributors shall not be required to comply with [ * ] and WALNUT shall have the option, in its sole discretion, to terminate this Agreement. WALNUT acknowledges and agrees that DIRECT REVENUE shall license the Search Software to End Users solely pursuant to the End User license agreement that DIRECT REVENUE presents during the process of their downloading the software, and such agreement shall be substantially similar in form and substance to that set forth in Exhibit A attached hereto. DIRECT REVENUE may change the End User license agreement at any time, provided however, that DIRECT REVENUE shall provide WALNUT with any revised End User license agreement that it adopts and shall obtain WALNUT’s prior express written consent for any change to the End User license agreement that would materially, adversely affect WALNUT. DIRECT REVENUE shall have no right to sublicense, assign, or otherwise transfer its rights under this Agreement except as provided herein.

This Agreement does not, and shall not be deemed to, transfer ownership rights of any description in the Search Software or any related materials to DIRECT REVENUE or any third party. DIRECT REVENUE shall not distribute or sell the Search Software to any person or make any other commercial use of the Search Software other than as specified herein.

TECHNOLOGY/SOFTWARE DISTRIBUTION AGREEMENT - WALNUT VENTURES

TECHNOLOGY/SOFTWARE DISTRIBUTION AGREEMENT - WALNUT VENTURES

2. Fees and Payment Terms; Audit Rights.

WALNUT agrees to pay DIRECT REVENUE a fee (the “Fee”) equal to [ * ] percent ([ * ]%) of the gross search revenue collected by WALNUT that is directly attributable to the Bundled Search Software, including any such revenue it collects from Overture Services, Inc., doing business as Yahoo! Search Marketing (the “Gross Search Revenue”).

WALNUT agrees to pay DIRECT REVENUE within [ * ] of WALNUT’S collection of the Gross Search Revenue via wire transfer. The parties acknowledge that WALNUT generally collects on its search revenue approximately [ * ] after the end of the calendar month in which the search revenue is generated.

In addition to other amounts payable under this Agreement, DIRECT REVENUE shall pay any and all federal, state, municipal or other taxes, including, but not limited to, sales, use, excise, value added, income, withholding and other similar taxes, duties, fees or charges currently or subsequently imposed on DIRECT REVENUE’s distribution of Bundled Search Software, other than taxes assessed against WALNUT’s net income. If WALNUT is required to pay any such taxes, duties, fees, or charges or to withhold any amount from monies due to DIRECT REVENUE from WALNUT pursuant to this Agreement, DIRECT REVENUE shall promptly reimburse WALNUT for any such amounts.

WALNUT agrees to (i) provide DIRECT REVENUE with an accounting of all Gross Search Revenue on a weekly and month end basis based on search feed provider estimates; (ii) keep books and records and maintain record entries evidencing the calculation of Gross Search Revenue. DIRECT REVENUE may, upon written request no more frequently than monthly, audit WALNUT’s records in order to verify DIRECT REVENUE’s Fee and the Gross Search Revenue calculations. Any such audit shall be conducted during WALNUT’s regular business hours at WALNUT’s offices in a manner that does not unreasonably interfere with WALNUT’s normal business activities. DIRECT REVENUE will bear the expenses of any audit it requests; provided, however, that if the audit reveals a greater than [*] percent ([*]%) shortfall in the Fee that should have been paid by WALNUT to DIRECT REVENUE, WALNUT shall bear the full cost of the audit.

3. Parties’ Obligations.

(A) DIRECT REVENUE agrees to (1) use its reasonable commercial efforts to distribute the Bundled Search Software; (2) [*] (3) refrain from taking any action to challenge the validity of the Walnut Intellectual Property (as defined in Section 7 hereof) or of WALNUT’s ownership of the Walnut Intellectual Property; and (4) provide prior written notice to WALNUT of any DIRECT REVENUE advertising or trade practice that might affect the good name, trademarks, goodwill or reputation of WALNUT or the Search Software.

TECHNOLOGY/SOFTWARE DISTRIBUTION AGREEMENT - WALNUT VENTURES

(B) WALNUT agrees to: (1) in response to queries from the Bundled Search Software, provide to End Users search results that include paid search results; (2) provide reporting on the number of downloads and installations of the Bundled Search Software; (3) maintain an uninstall functionality for the Bundled Search Software and provide it to DIRECT REVENUE; (4) not provide any updates to the Search Software without DIRECT REVENUE’s prior approval, which approval shall not be unreasonably withheld; and (5) provide reasonable technical support to DIRECT REVENUE, as promptly as practicable after a reasonable request from DIRECT REVENUE, as necessary for DIRECT REVENUE to support the Bundled Search Software.

(C) Each party agrees to: (1) keep the other party fully informed as to any governmental, commercial or industrial proceedings, inquiries, proposals, plans or activities that do, or could, affect the Search Software or the Bundled Search Software; (2) comply with all applicable laws, rules and regulations in the performance of its obligations under this agreement; (3) perform all of its obligations under this agreement in a commercially reasonable manner in accordance with industry standards, (4) not disparage the other party and use reasonable efforts to protect the goodwill and reputation of the other party; and (5) maintain and post a complete and accurate privacy policy on its Web site with which it shall comply.

(D) The parties acknowledge and agree that WALNUT reserves the right, in its sole discretion and without liability, to modify the Search Software, discontinue or limit the production of the Search Software, cancel or limit the deliveries of the Search Software, and develop new software having features which make the Search Software wholly or partially obsolete.

4. Term and Termination.

(A) Term. The term of this Agreement is for one (1) year commencing January 9th, 2006 and terminating on January 9th, 2007. This Agreement shall automatically renew for the term of one month (continuing month to month) unless terminated in writing by either party no later than thirty (30) days prior to the date on which the Agreement is to expire.

TECHNOLOGY/SOFTWARE DISTRIBUTION AGREEMENT - WALNUT VENTURES

(B) Termination Rights. Either party has the right, in addition and without prejudice to any other rights or remedies, to terminate this Agreement as follows:

(1) By WALNUT, effective upon ten (10) days written notice to DIRECT REVENUE that details the notice received or basis for belief, in the event WALNUT receives notice that, or WALNUT reasonably believes that, continuing this Agreement shall have an material adverse effect on its ability to provide services related to Bundled Search Software;

(2) By WALNUT, as described in Section 1 hereof.

(3) By either party, immediately upon written notice, if the other party commits any material breach of the terms of this Agreement and such breach is not cured within ten (10) business days of receipt by the breaching party of a written notice from the other party specifying in reasonable detail the reason for the breach; or,

(4) By either party, immediately upon written notice, if: (a) all or a substantial portion of the assets of the other party are transferred to an assignee for the benefit of creditors, to a Receiver, or to a trustee in bankruptcy; (b) a proceeding is commenced by or against the other party for relief under the bankruptcy or similar laws, and such proceeding is not dismissed within thirty (30) days; (c) the other party is adjudged bankrupt; or (d) the other party makes any assignment or other arrangement for the benefit of its creditors, or otherwise ceases to do business;

(C) Rights Upon Termination. Upon the expiration or termination of this Agreement: (1) except as otherwise requested by WALNUT, DIRECT REVENUE shall cease all distribution activity with respect to the Search Software within two (2) weeks, provided that, if any third-party distributor engaged by DIRECT REVENUE for the Bundled Search Software is in breach of this Agreement, WALNUT shall have the option, in its sole discretion, to direct that all activity with respect to such distributor cease immediately; (2) DIRECT REVENUE shall no longer have any license with respect to the Search Software; and (3) all Fees attributable to future Gross Search Revenue derived from Bundled Search Software already distributed by DIRECT REVENUE shall continue to be payable to DIRECT REVENUE unless and until DIRECT REVENUE takes any action that would, in the sole reasonable opinion of WALNUT, materially adversely affect WALNUT’s business or reputation. The parties hereby agree and acknowledge that neither WALNUT nor DIRECT REVENUE shall be liable to the other by reason of expiration or termination of this Agreement for compensation, reimbursement or damages on account of the loss of prospective profits on anticipated sales or on account of expenditures, investments, leases or commitments in connection with the business or goodwill of either party, or otherwise.

TECHNOLOGY/SOFTWARE DISTRIBUTION AGREEMENT - WALNUT VENTURES

(D) Survival of Provisions. Sections 1, 2, 4(c)(3), 5, 6, 7 and 8 of this Agreement shall survive termination or expiration of this Agreement, as will any cause of action or claim of either party whether in law or in equity because of any breach or default of this Agreement.

5. Representations and Warranties, Disclaimer and Limitation of Liability.

WALNUT represents and warrants that (a) the Search Software is governed by the End User License Agreement attached hereto as Exhibit B; (b) the Search Software shall not infringe any third party intellectual property rights, including, but not limited to copyrights; (c) that the Search Software is free from any trojan, time bomb, virus, worm or similar device or program; (d) the Search Software has no known security holes; (e) the Search Software does not collect or transmit any personally identifiable information; (f) the Search Software is compatible with Microsoft Windows XP (SP1 & SP2), 2000; (g) to WALNUT’s knowledge, the Search Software will not materially slow the functioning of a computer, and (h) the Search Software can be removed by the uninstall functionality provided by WALNUT to DIRECT REVENUE.

Except as otherwise expressly set forth in this Agreement, neither party makes any express or implied warranties, including, but not limited to warranties of merchantability or fitness for a particular purpose.

In no event shall either party be liable for any indirect, incidental, special or consequential damages including loss of profits, revenue, data or use incurred by either party or any third party whether in an action in contract or tort or based on a warranty even if the other party or any other person has been advised of the possibility of such damages.

6. Indemnity.

WALNUT shall indemnify, defend and hold DIRECT REVENUE harmless from and against any third party claims, actions, or demands arising out of or relating to WALNUT’s (a) material breach of any representation, warranty, covenant or any obligation contained in this Agreement; or (b) negligence or other tortious conduct.

DIRECT REVENUE shall indemnify, defend and hold WALNUT harmless from and against any third party claims, actions or demands arising out of or relating to DIRECT REVENUE’s material breach of any representation, warranty, covenant or any obligation contained in this Agreement or (b) negligence or other tortious conduct.

TECHNOLOGY/SOFTWARE DISTRIBUTION AGREEMENT - WALNUT VENTURES

If any claim subject to indemnity is made against WALNUT or DIRECT REVENUE, the party against whom the claim is made shall provide the other party with prompt written notice of such claim. The indemnifying party shall control the defense and settlement of any claim in which it may have to indemnify the other party. The indemnified party shall provide the indemnifying party with all reasonable cooperation and assistance in the defense and settlement of such claim. The indemnifying party shall not be responsible for any costs incurred or compromise made by the indemnified party unless the indemnifying party has given prior written consent to such cost or compromise.

7. Proprietary Rights.

DIRECT REVENUE acknowledges and agrees that WALNUT shall retain all of its right, title to and ownership of all copyrights, trademarks, trade secrets, patents, and all other intellectual property associated with, relating to or used in connection with, the Search Software and any improvements or enhancements thereto (the “Walnut Intellectual Property”).

DIRECT REVENUE may not (a) alter, modify or change the Search Software or related materials without the prior written consent of WALNUT; (b) use the Walnut Intellectual Property, including but not limited to, the trademarks and trade names (as those may be modified or added to by WALNUT from time to time), or any confusingly similar work or symbol in any communication, product, logo or other written material, including as part of DIRECT REVENUE’s name, without the prior express written consent of WALNUT. DIRECT REVENUE acknowledges the validity of the Walnut Intellectual Property and agrees not to challenge WALNUT’s right to use any of the Walnut Intellectual Property, in particular the WALNUT trademarks and trade names. DIRECT REVENUE also agrees to consistently indicate by the appropriate symbol that all such trademarks or trade names are proprietary to WALNUT.

Except without the prior written consent of DIRECT REVENUE, WALNUT may not use the trade names or trademarks of DIRECT REVENUE.

8. Confidentiality.

DIRECT REVENUE acknowledges that the Search Software and all information relating to the business and operations of WALNUT that DIRECT REVENUE learns in connection with this Agreement is the valuable, confidential and proprietary information of WALNUT. DIRECT REVENUE for itself, its employees, contractors, consultants and agents agrees to: (a) safeguard WALNUT’s confidential information with the same degree of care that DIRECT REVENUE uses to protect its own confidential information; (b) maintain the confidentiality

TECHNOLOGY/SOFTWARE DISTRIBUTION AGREEMENT - WALNUT VENTURES

of this information; (c) not use such information except as permitted under this Agreement; and (d) not disseminate, disclose, sell, publish, or otherwise make available this information to any third party without the prior written consent of WALNUT.

WALNUT acknowledges that all information relating to the business and operations of DIRECT REVENUE that WALNUT learns in connection with this Agreement is the valuable, confidential and proprietary information of DIRECT REVENUE. WALNUT for itself, its employees, contractors, consultants and agents agrees to: (a) safeguard DIRECT REVENUE’s confidential information with the same degree of care that WALNUT uses to protect its own confidential information; (b) maintain the confidentiality of this information; (c) not use such information except as permitted under this Agreement; and (d) not disseminate, disclose, sell, publish, or otherwise make available this information to any third party without the prior written consent of DIRECT REVENUE.

Any information gathered regarding End Users obtained by WALNUT during the performance of this agreement shall be maintained by WALNUT as DIRECT REVENUE’s confidential information, which may only be used for the purposes of this Agreement or on an aggregated, non-identifiable basis.

This section will not apply to any information that: (a) is already lawfully in the receiving party’s possession (unless received pursuant to a non-disclosure agreement); (b) is or becomes generally available to the public through no fault of the receiving party; (c) is disclosed to the receiving party by a third party who may transfer or disclose such information without restriction; (d) is required to be disclosed by the receiving party as a matter of law (provided that the receiving party will use all reasonable efforts to provide the disclosing party with prior notice of such disclosure and to obtain a protective order); (e) is disclosed by the receiving party with the disclosing party’s approval; (f) is independently developed by the receiving party without any use of confidential information; or (g) is required to be disclosed by a government agency or regulatory authority. In all cases, the receiving party will use all reasonable efforts to give the disclosing party ten (10) days prior written consent of any disclosure of information under this Agreement and to minimize the extent of such disclosure.

WALNUT and DIRECT REVENUE acknowledge that any breach of this section by a receiving party will irreparably harm the disclosing party. Accordingly, in the event of any breach, the disclosing party will be entitled to seek injunctive relief in addition to any other remedies that it may have at law or in equity.

TECHNOLOGY/SOFTWARE DISTRIBUTION AGREEMENT - WALNUT VENTURES

9. Compliance With Laws.

DIRECT REVENUE understands and acknowledges that the Search Software and other materials made available to it under this Agreement may be subject to the export regulations of the United States Department of Commerce and other United States government regulations related to the export of technical data, equipment and products. DIRECT REVENUE is familiar with and agrees to comply with all applicable export regulations including any future changes or amendments.

10. General.

(A) Neither party may assign or transfer its rights or delegate its obligations under this Agreement without the other party’s prior written consent, which will not be unreasonably withheld. This Agreement shall be binding upon the successors and assigns of the parties hereto.

(B) This Agreement along with the exhibits attached and incorporated herein embodies the final, complete and exclusive understanding between the parties and replaces and supersedes all previous oral or written agreements, understandings or arrangements between the parties with respect to the subject matter contained in this Agreement.

(C) This Agreement may not be modified or amended except in writing, signed by an authorized officer of each party to this Agreement.

(D) The failure of either party to enforce the provisions of this Agreement shall not be deemed a waiver of those provisions or of the right of the party thereafter to enforce those provisions.

(E) Except as otherwise provided in this Agreement, notice is required to be given pursuant to this Agreement shall be effective when deemed received, which shall be the earlier of the following: (i) when the notice is actually delivered; (ii) when a facsimile is transmitted as evidenced by a confirmation of receipt; (iii) three (3) business days after mailing by registered or certified U.S. mail. Notice shall be sufficient if given in writing and delivered sent by facsimile with a confirmation of receipt, sent by certified, first-class mail, return receipt requested, for all types of correspondence, postage prepaid, or sent by overnight courier service and addressed as follows:

To WALNUT:

222 Kearny Street, Suite 550

San Francisco, CA 94108

TECHNOLOGY/SOFTWARE DISTRIBUTION AGREEMENT - WALNUT VENTURES

To DIRECT REVENUE:

107, Grand Street, 3d fl

10013, New York, NY

(F) Without the prior written consent of the other party, neither party shall disclose the terms and conditions of this Agreement except such disclosure may be made, subject to the provisions of Section 8 hereof, as is reasonably necessary to the disclosing party’s bankers, attorneys or accountants or except as may be required by law, court order, a government agency or regulatory authority.

(G) Neither party shall be liable to the other for its failure to perform any of its obligations under this Agreement, except for payment obligations, during any period in which such performance is delayed or rendered impractical or impossible due to circumstances beyond its reasonable control (force majeure), provided that the party experiencing the delay promptly notifies the other of the delay.

(H) Nothing in this Agreement shall be deemed to create an employer/employee, principal/agent or joint venture relationship. Neither party shall have the authority to enter into any contracts on behalf of the other party.

(I) This Agreement shall be governed by and construed in accordance with the laws of the State of California as applied to agreements made between residents of California for performance entirely within California.

(J) In case any provision of this Agreement shall for any reason be held to be invalid, unenforceable or illegal, such provision shall be severed from this Agreement in such invalidity, unenforceability, or illegality shall not affect any other provisions of this Agreement.

(K) In the event of any dispute between the parties arising out of this Agreement, the parties agree to submit the dispute first to binding arbitration with Judicial Arbitration and Mediation Services (JAMS) in San Francisco, California. In the event the parties cannot agree upon the choice of an arbitrator, each party shall appoint one representative of JAMS and the two JAMS’ representatives shall, between themselves, select an arbitrator from JAMS.

(L) In the event of any dispute between the parties arising out of this Agreement, the prevailing party shall be entitled to recover its attorneys’ fees and costs.

TECHNOLOGY/SOFTWARE DISTRIBUTION AGREEMENT - WALNUT VENTURES

(M) This Agreement may be signed in any number of counterparts, each of which shall be considered to be an original and all of which together shall be deemed to be one and the same instrument.

TECHNOLOGY/SOFTWARE DISTRIBUTION AGREEMENT - WALNUT VENTURES

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

/s/ Andrew Keery WALNUT VENTURES, INC.

By:	Andrew Keery
Title:	COO

/s/ Mattias Stanghed DIRECT REVENUE, LLC

By:	01/05/06
Title:	V.P. Product Development

TECHNOLOGY/SOFTWARE DISTRIBUTION AGREEMENT - WALNUT VENTURES